Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Green Plains Renewable Energy, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-163203 and 333-167292) on Form S-3, and registration statements (File Nos. 333-143147, 333-154280, and 333-159049) on Form S-8 of Green Plains Renewable Energy, Inc. and subsidiaries (the Company) of our reports dated March 4, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the Annual Report on Form 10-K of Green Plains Renewable Energy, Inc. for the year ended December 31, 2010.

Our report dated March 4, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010 contains an explanatory paragraph that states the Company acquired Global Ethanol LLC (Global) on October 22, 2010, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, Global’s internal control over financial reporting associated with 13.3% of the Company’s total assets and 3.8% of the Company’s consolidated total revenue included in the financial statements of the Company as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Global.

/s/ KPMG

Omaha, Nebraska

March 4, 2011